THE TAX-EXEMPT MONEY FUND OF AMERICA
             AMENDED AND RESTATED PRINCIPAL UNDERWRITING AGREEMENT
THIS PRINCIPAL UNDERWRITING AGREEMENT, is between THE TAX-EXEMPT MONEY FUND OF AMERICA, a Massachusetts business trust (the "Fund"), and AMERICAN FUNDS DISTRIBUTORS, INC., a California corporation (the "Distributor").
                              W I T N E S S E T H:
WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end diversified investment company which offers two classes of shares of beneficial interest, designated as Class A shares and Class R-5 shares, and it is a part of the business of the Fund, and affirmatively in the interest of the Fund, to offer shares of the Fund either from time to time or continuously as determined by the Fund's officers subject to authorization by its Board of Trustees; and
WHEREAS, the Distributor is engaged in the business of promoting the distribution of shares of investment companies through securities broker-dealers; and
WHEREAS, the Fund and the Distributor wish to enter into an agreement with each other to promote the distribution of the shares of the Fund and of all series or classes of the Fund which may be established in the future;
NOW, THEREFORE, the parties agree as follows:
1. (a) The Distributor shall be the exclusive principal underwriter for the sale of the shares of the Fund and of each series or class of the Fund which may be established in the future, except as otherwise provided pursuant to the following subsection (b). The terms "shares of Fund" or "shares" as used herein shall mean shares of beneficial interest of the Fund and each series or class which may be established in the future and become covered by this Agreement in accordance with Section 22 of this Agreement.
(b) The Fund may, upon 60 days' written notice to the Distributor, from time to time designate other principal underwriters of its shares with respect to areas other than the North American continent, Hawaii, Puerto Rico, and such countries or other jurisdictions as to which the Fund may have expressly waived in writing its right to make such designation. In the event of such designation, the right of the Distributor under this Agreement to sell shares in the areas so designated shall terminate, but this Agreement shall remain otherwise in full force and effect until terminated in accordance with the other provisions hereof.
2. In the sale of shares of the Fund, the Distributor shall act as agent of the Fund except in any transaction in which the Distributor sells such shares as a dealer to the public, in which event the Distributor shall act as principal for its own account.
3. The Fund shall sell shares only through the Distributor, except that the Fund may, to the extent permitted by the 1940 Act and the rules and regulations promulgated thereunder or pursuant thereto, at any time:
 (a) issue shares to any corporation, association, trust, partnership or other organization, or its, or their, security holders, beneficiaries or members, in connection with a merger, consolidation or reorganization to which the Fund is a party, or in connection with the acquisition of all or substantially all the property and assets of such corporation, association, trust, partnership or other organization;
 (b) issue shares at net asset value to the holders of shares of capital stock or beneficial interest of other investment companies served as investment adviser by any affiliated company or companies of The Capital Group Companies, Inc., to the extent of all or any portion of amounts received by such shareholders upon redemption or repurchase of their shares by the other investment companies;
 (c) issue shares at net asset value to its shareholders in connection with the reinvestment of dividends paid and other distributions made by the Fund;
 (d) issue shares at net asset value to persons entitled to purchase shares at net asset value without sales charge or contingent deferred sales charge as described in the Fund's current Registration Statement in effect under the Securities Act of 1933, as amended, for each series issued by the Fund at the time of such offer or sale.
4. The Distributor shall devote its best efforts to the sale of shares of the Fund and shares of any other mutual funds served as investment adviser by affiliated companies of The Capital Group Companies, Inc., and insurance contracts funded by shares of such mutual funds, for which the Distributor has been authorized to act as a principal underwriter for the sale of shares. The Distributor shall maintain a sales organization suited to the sale of shares of the Fund and shall use its best efforts to effect such sales in jurisdictions as to which the Fund shall have expressly waived in writing its right to designate another principal underwriter pursuant to subsection 1(b) hereof, and shall effect and maintain appropriate qualification to do so in all those jurisdictions in which it sells or offers shares for sale and in which qualification is required.
5. Within the United States of America, all dealers to whom the Distributor shall offer and sell shares must be duly licensed and qualified to sell shares of the Fund. Shares sold to dealers shall be for resale by such dealers only at the public offering price set forth in the current Prospectus of the Fund's Registration Statement in effect under the Securities Act of 1933, as amended ("Prospectus"). The Distributor shall not, without the consent of the Fund, sell or offer for sale any shares of a series or class issued by the Fund other than as principal underwriter pursuant to this Agreement.
6. In its sales to dealers, it shall be the responsibility of the Distributor to insure that such dealers are appropriately qualified to transact business in the shares under applicable laws, rules and regulations promulgated by such national, state, local or other governmental or quasi-governmental authorities as may in a particular instance have jurisdiction.
7. The applicable public offering price of shares shall be the price which is equal to the net asset value per share, as shall be determined by the Fund in the manner and at the time or times set forth in and subject to the provisions of the Prospectus of the Fund.
8. All orders for shares received by the Distributor shall, unless rejected by the Distributor or the Fund, be accepted by the Distributor immediately upon receipt and confirmed at an offering price determined in accordance with the provisions of the Prospectus and the 1940 Act, and applicable rules in effect thereunder. The Distributor shall not hold orders subject to acceptance nor otherwise delay their execution. The provisions of this Section shall not be construed to restrict the right of the Fund to withhold shares from sale under
Section 17 hereof.
9. The Fund or its transfer agent shall be promptly advised of all orders received, and shall cause shares to be issued upon payment therefor in New York or Los Angeles Clearing House Funds.
10. The Distributor shall adopt and follow procedures as approved by the officers of the Fund for the confirmation of sales to dealers, the collection of amounts payable by dealers on such sales, and the cancellation of unsettled transactions, as may be necessary to comply with the requirements of the Securities and Exchange Commission or the National Association of Securities Dealers, Inc. ("NASD"), as such requirements may from time to time exist.
11. The Distributor, as a principal underwriter under this Agreement for Class A shares, shall receive (i) that part of the sales charge which is retained by the Distributor after allowance of discounts to dealers, unless waived by the Distributor for certain qualified fee-based programs, as set forth in the Prospectus of the Fund, and (ii) amounts payable to the Distributor pursuant to the Fund's Plan of Distribution under Rule 12b-1 under the 1940 Act relating to its Class A shares.
12. The Distributor, as principal underwriter under this agreement for Class R-5 shares, shall receive no compensation for the sale of Class R-5 shares.
13. The Fund agrees to use its best efforts to maintain its registration as a diversified open-end management investment company under the 1940 Act.
14. The Fund agrees to use its best efforts to maintain an effective Prospectus under the Securities Act of 1933, as amended, and warrants that such Prospectus will contain all statements required by and will conform with the requirements of such Securities Act of 1933 and the rules and regulations thereunder, and that no part of any such Prospectus, at the time the Registration Statement of which it is a part becomes effective, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein not misleading (excluding any information provided by the Distributor in writing for inclusion in the Prospectus). The Distributor agrees and warrants that it will not in the sale of shares use any Prospectus, advertising or sales literature not approved by the Fund or its officers nor make any untrue statement of a material fact nor omit the stating of a material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading. The Distributor agrees to indemnify and hold the Fund harmless from any and all loss, expense, damage and liability resulting from a breach of the agreements and warranties contained in this Section, or from the use of any sales literature, information, statistics or other aid or device employed in connection with the sale of shares.
15. The expense of each printing of each Prospectus and each revision thereof or addition thereto deemed necessary by the Fund's officers to meet the requirements of applicable laws shall be divided between the Fund, the Distributor and any other principal underwriter of the shares of the Fund as follows:
 (a)  the Fund shall pay the typesetting and make-ready charges;
 (b) the printing charges shall be prorated between the Fund, the Distributor, and any other principal underwriter(s) in accordance with the number of copies each receives; and
 (c) expenses incurred in connection with the foregoing, other than to meet the requirements of the Securities Act of 1933, as amended, or other applicable laws, shall be borne by the Distributor, except in the event such incremental expenses are incurred at the request of any other principal underwriter(s), in which case such incremental expenses shall be borne by the principal underwriter(s) making the request.
 16. The Fund agrees to use its best efforts to qualify and maintain the qualification of an appropriate number of the shares of each series or class it offers for sale under the securities laws of such states as the Distributor and the Fund may approve. Any such qualification for any series or class may be withheld, terminated or withdrawn by the Fund at any time in its discretion. The expense of qualification and maintenance of qualification shall be borne by the Fund, but the Distributor shall furnish such information and other material relating to its affairs and activities as may be required by the Fund or its counsel in connection with such qualifications.
 17. The Fund may withhold shares of any series or class from sale to any person or persons or in any jurisdiction temporarily or permanently if, in the opinion of its counsel, such offer or sale would be contrary to law or if the Trustees or the President or any Vice President of the Fund determines that such offer or sale is not in the best interest of the Fund. The Fund will give prompt notice to the Distributor of any withholding and will indemnify it against any loss suffered by the Distributor as a result of such withholding by reason of nondelivery of shares of any series or class after a good faith confirmation by the Distributor of sales thereof prior to receipt of notice of such withholding.
18. (a) This Agreement may be terminated at any time, without payment of any penalty, as to the Fund or any series on sixty (60) days' written notice by the Distributor to the Fund.
 (b) This Agreement may be terminated as to the Fund or any series or class by either party upon five (5) days' written notice to the other party in the event that the Securities and Exchange Commission has issued an order or obtained an injunction or other court order suspending effectiveness of the Registration Statement covering the shares of the Fund or such series or class.
 (c) This Agreement may be terminated as to the Fund or any series or class by the Fund upon five (5) days' written notice to the Distributor provided either of the following events has occurred:
 (i) the NASD has expelled the Distributor or suspended its membership in that organization; or
 (ii) the qualification, registration, license or right of the Distributor to sell shares of any series in a particular state has been suspended or canceled by the State of California or any other state in which sales of the shares of the Fund or such series during the most recent 12-month period exceeded 10% of all shares of such series sold by the Distributor during such period.
 (d) This Agreement may be terminated as to the Fund or any series or class at any time on sixty (60) days' written notice to the Distributor without the payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities (as defined in the 1940
Act) of the Fund or such series or class.
 19. This Agreement shall not be assignable by either party hereto and in the event of assignment shall automatically terminate forthwith. The term "assignment" shall have the meaning set forth in the 1940 Act.
20. No provision of this Agreement shall protect or purport to protect the Distributor against any liability to the Fund or holders of its shares for which the Distributor would otherwise be liable by reason of willful misfeasance, bad faith, or gross negligence.
 21. This Agreement shall become effective on May 15, 2002. Unless sooner terminated in accordance with the other provisions hereof, this Agreement shall continue in effect until October 31, 2002, and shall continue in effect from year to year thereafter but only so long as such continuance is specifically approved at least annually by (i) the vote of a majority of the Independent Trustees of the Fund cast in person at a meeting called for the purpose of voting on such approval, and (ii) the vote of either a majority of the entire Board of Trustees of the Fund or a majority (within the meaning of the 1940
Act) of the outstanding voting securities of the Fund.
 22. If the Fund shall at any time issue shares in more than one series or class, this Agreement shall take effect with respect to such series or class of the Fund which may be established in the future at such time as it has been approved as to such series or class by vote of the Board of Trustees and the Independent Trustees in accordance with Section 21. The Agreement as approved with respect to any series or class shall specify the compensation payable to the Distributor pursuant to Sections 11 and 12, as well as any provisions which may differ from those herein with respect to such series, subject to approval in writing by the Distributor.
This Agreement may be approved, amended, continued or renewed with respect to a series or class as provided herein notwithstanding such approval, amendment, continuance or renewal has not been effected with respect to any one or more other series or class of the Fund.
This Agreement shall be construed under and shall be governed by the laws of the State of California, and the parties hereto agree that proper venue of any action with respect hereto shall be Los Angeles County, California.
IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate original by their officers thereunto duly authorized, as of February 1, 2002.
AMERICAN FUNDS DISTRIBUTORS, INC. THE TAX-EXEMPT MONEY FUND OF AMERICA
By: /s/ Kevin G. Clifford  By: /s/ Paul G. Haaga, Jr.
 Kevin G. Clifford   Paul G. Haaga, Jr.
 President   Chairman of the Board
By: /s/ Michael J. Downer  By: /s/ Julie F. Williams
 Michael J. Downer   Julie F. Williams
 Secretary   Secretary